EXHIBIT 23.2



           NOTICE REGARDING OMISSION OF CONSENT OF ARTHUR ANDERSEN LLP

     The report of Arthur Andersen LLP dated February 27, 2002 relating to certain of the financial statements that appear in this Annual Report on Form 10-K, is incorporated by reference into our Registration Statements on Form S-8 (Nos. 333-87715, 333-39129, 333-59859, 33-85272, 33-94972, 333-41954, 333-54010,
333-63156 and 333-100094) and our Registration Statement on Form S-3 (No. 333-86072). Arthur Andersen LLP has not consented to the incorporation by reference of their report on our financial statements into those registration statements. We have dispensed with the requirement to file their consent in reliance upon Rule 437a under the Securities Act of 1933. Because Arthur Andersen LLP has not consented to the incorporation by reference of their report into those registration statements, you will not be able to recover against Arthur Andersen LLP under Section 11(a) of the Securities Act of 1933, as amended.

     Section 11(a) provides that if any part of a registration statement, at the time such registration statement becomes effective, contains any untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading, any person acquiring a security pursuant to such registration statement (unless such person knows of such untruth or omission) may sue, among others, every accountant who has consented to be named as having prepared or certified any part of the registration statement, or as having prepared or certified any report or valuation that is used in connection with the registration statement, with respect to the statement in such registration statement, report or valuation that purports to have been prepared or certified by the accountant.

     Because we are unable to obtain Arthur Andersen's written consent to the incorporation by reference of their report on such financial statements, Rule 437a permits us to file registration statements without that written consent. Because it did not consent, Arthur Andersen does not become subject to liability under Section 11(a), as discussed above. Consequently, stockholders would be unable to sue Arthur Andersen under Section 11(a) in connection with the purchase or sale of securities. However, other persons who are subject to liability under Section 11, including the Company's officer and directors, may still rely on Arthur Andersen's original audit reports as being made by an expert for purposes of establishing a due diligence defense under Section 11(b) of the Securities Act.